SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 4, 2008

ADVANCED CELL TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50295	87-0656515
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1201 Harbor Bay Parkway, Alameda, California 94502
(Address of principal executive offices, including zip code)

(510) 748-4900
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CAR 240.13e-4(c))

ITEM 1.01             ENTRY INTO A MATERIAL AGREEMENT

The Compensation Committee of the Company’s Board of Directors met on February 6, 2008 and made the following determinations:

The Compensation Committee approved grants of the Company’s common stock out of the Company’s 2005 Stock Incentive Plan to Robert P. Lanza, M.D., Chief Scientific Officer, in the amount of 4,000,000 shares, Ivan Wolkind, Senior Vice President, Finance and Administration and Chief Accounting Officer, in the amount of 2,000,000 shares, and Jonathan H. Dinsmore, Ph.D., Senior Vice President, Clinical and Regulatory, in the amount of 1,000,000 shares.  All of the options granted vest in equal monthly installments over a period of forty-eight (48) months from the date of grant and are exercisable for a period of ten (10) years from the date of grant.

The options are subject to the terms and conditions of the Company’s 2005 Stock Incentive Plan and the Stock Option Agreement memorializing the award.

ITEM  1.02            TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On February 4, 2008, the Company received a notice of termination from ARE-79/96 Charlestown Navy Yard, LLC (“ARE”) stating that effective February 15, 2008, the Lease Agreement (the “Lease”) by and between Mytogen, Inc., a wholly-owned subsidiary of the Company, and ARE-79/96 Charlestown Navy Yard, LLC, dated as of November 7, 2006, as amended pursuant to that certain Assignment and Assumption of, and First Amendment to, Lease by and among the Company, Mytogen, Inc., and ARE dated as of September 20, 2007, would be terminated. The notice stated that the reason for the termination was the Company’s default due to nonpayment of $290,546.71 in rent under the Lease. The Company is disputing the termination and is currently in discussions with ARE in an effort to have the Lease reinstated.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED CELL TECHNOLOGY, INC.

	By:	/s/ William M. Caldwell, IV
William M. Caldwell, IV
Chairman and Chief Executive Officer

Dated: February 8, 2008